APOLLO DIVERSIFIED REAL ESTATE FUND

Class A Shares (GIREX), Class C Shares (GCREX), Class I Shares (GRIFX),
Class L Shares (GLREX), and Class M Shares (GMREX) of Beneficial Interest

Supplement dated August 13, 2024 to the Prospectuses and

Statements of Additional Information dated February 1, 2024

This Supplement revises the Prospectuses and the Statements of Additional Information (“SAI”), dated February 1, 2024, for the Apollo Diversified Real Estate Fund (the “Fund”) as shown below.

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The following replaces each sub-section captioned “Purchasing Shares” in the “Plan of Distribution” section of the Prospectus in its entirety:

Investors may purchase shares directly from the Fund in accordance with the instructions below. Investors will be assessed fees for returned checks and stop payment orders at prevailing rates charged by the Transfer Agent. The returned check and stop payment fee is currently $25. Investors may buy and sell shares of the Fund through financial intermediaries and their agents that have made arrangements with the Fund and are authorized to buy and sell shares of the Fund (collectively, “Financial Intermediaries”). Such Financial Intermediaries may designate other intermediaries to receive purchase and repurchase orders, as authorized by the Fund. The Fund will be deemed to have received an order for purchase or repurchase of shares when the order is received in “proper form” by the Transfer Agent (or, if applicable, by a Financial Intermediary or its authorized designee) on a business day. A Financial Intermediary may hold shares in an omnibus account in the Financial Intermediary’s name or the Financial Intermediary may maintain individual ownership records. The Fund may also pay fees to Financial Intermediaries for sub-administration, sub-transfer agency, sub-accounting and other shareholder services associated with shareholders whose shares are held with such Financial Intermediary. Financial Intermediaries may charge fees for the services they provide in connection with processing your transaction order or maintaining an investor’s account with them. Investors should check with their Financial Intermediary to determine if it is subject to these arrangements. Financial Intermediaries are responsible for placing orders correctly and promptly with the Fund, forwarding payment promptly. Orders transmitted with a Financial Intermediary before the close of regular trading (generally 4:00 p.m., Eastern Time) on a day that the NYSE is open for business, will be priced based on the Fund’s NAV next computed after it is received by the Financial Intermediary and the Transfer Agent.

The following replaces each-section captioned “Legal Matters” in the Prospectuses in its entirety:

Certain legal matters in connection with the shares will be passed upon for the Fund by DLA Piper LLP, 1201 W Peachtree St NE, Suite 2900, Atlanta, GA 30309.

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The last paragraph in the section of the SAI captioned “Proxy Voting Policies and Procedures” is replaced in its entirety with the following:

Information regarding how the Fund voted proxies relating to portfolio securities held by the Fund during the most recent 12-month period ending June 30 will be available (1) without charge, upon request, by calling the Fund toll-free at 1-888-926-2688; (2) on the Fund’s website at www.apollo.com/adref; and (3) on the SEC’s website at http://www.sec.gov. In addition, a copy of the Fund’s proxy voting policies and procedures are also available by calling toll-free at 1-888-926-2688 and will be sent within three business days of receipt of a request.

The following replaces each sub-section captioned “Legal Counsel” in the “Other Information” section of the SAI in its entirety:

DLA Piper LLP, 1201 W Peachtree St NE, Suite 2900, Atlanta, GA 30309, acts as legal counsel to the Fund.

The Fund’s website has changed. All references in both the Prospectus and SAI to “https://www.apollodiversifiedrealestatefund.com” should be replaced with “https://www.apollo.com/adref”.

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